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                                                                    EXHIBIT 3.9

                           DELL COMPUTER CORPORATION

                            AMENDMENTS TO THE BYLAWS


Approved by the Board of Directors of Dell Computer Corporation (the "Corporation") and effective on the ratification by the Stockholders of the Corporation of associated amendments to the Corporation's Certificate of Incorporation at the Annual Meeting of Stockholders held June 19, 1991.

Article II: Stockholders

1. Article II Section 1 of the Bylaws shall be deleted and replaced in its entirety with the following:

                 Section 1. Place of Meetings. All meetings of the stockholders shall be held the principal office of the Corporation, or, if the meeting is called by the Chairman of the Board, or by a majority of the Board of Directors, at the principal office of the Corporation or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

2. Article II Section 4 of the Bylaws shall be deleted and replaced in its entirety with the following:

                 Section 4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), or by a majority of the Board of Directors, and shall be called by the Chief Executive Officer, the President or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holders of at least fifty percent (50%) of the issued and outstanding stock entitled to vote at such meeting.

3. Article II Section 12 of the Bylaws shall be deleted and replaced in its entirety with the following:

                 Section 12. Action Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.





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Article III: Board of Directors

4. Article III Section 6 of the Bylaws shall be deleted and replaced in its entirety with the following:

                 Section 6. Special Meetings. Special Meetings of the Board of Directors may be called by the Chairman of the Board (if any), or, on the written request of any two directors, by the Secretary, in each case upon the giving of personal, written, telephone, telegraphic, or facsimile notice to each director. Such notice, or any waiver thereof pursuant to Article VIII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

5. Article III Section 7 of the Bylaws shall be deleted and replaced in its entirety with the following:

                 Section 7. Removal. Any director or the entire Board of Directors may be removed, but only for cause, by a vote of the holders of a majority of the shares then issued and outstanding. Cause shall mean willful and gross misconduct by the director that is materially adverse to the best interests of the Corporation, as determined conclusively by a majority of the disinterested directors of the Corporation.

6. Article III of the Bylaws shall be amended by adding Section 12 as follows:

                 Section 12. Nomination of Directors; Stockholder Business at Annual Meetings. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or any Nominating Committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder generally entitled to vote in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, 60 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder, each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such





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         other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.
         A majority of the Board of Directors may reject any nomination by a stockholder not timely made or otherwise not in accordance with the terms of this Section 12. If a majority of the Board of Directors reasonably determines that the information provided in a stockholder's notice does not satisfy the informational requirements of this Section 12 in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed ten days from the date such deficiency notice is given to the stockholder, as a majority of the Board of Directors shall reasonably determine. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this Section 12 in any material respect, then a majority of the Board of Directors may reject such stockholder's nomination. The Secretary of the Corporation shall notify a stockholder in writing whether the stockholder's nomination has been made in accordance with the time and information requirements of this Section 12.

                 At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the chairman of the meeting or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 12. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days prior to the meeting; provided, however that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the





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         Corporation which are beneficially owned by the stockholder and (d)
         any material direct or indirect interest, financial or otherwise of the stockholder or its affiliates or associates in such business.
         The Board of Directors may reject any stockholder proposal not timely made in accordance with this Section 12. If the Board of Directors determines that the information provided in a stockholder's notice does not satisfy the informational requirements hereof, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall then have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed ten days from the date such deficiency notice is given to the stockholder, as the Board of Directors shall determine. If the deficiency is not cured within such period, or if the Board of Directors determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this Section 12, then the Board of Directors may reject such stockholder's proposal. The Secretary of the Corporation shall notify a stockholder in writing whether the stockholder's proposal has been made in accordance with the time and information requirements hereof.

                 This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board of Directors, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with procedures set forth in this Section 12.

7. Article IX of the Bylaws shall be deleted and replaced in its entirety with the following:

                                   Article IX

                                   Amendments

                 The Board of Directors is hereby expressly authorized to adopt, amend or repeal the bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders, by the vote of a majority of the directors; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders. Notwithstanding the foregoing and anything in these bylaws to the contrary, Article II
         Section 1, Article II Section 4, Article II Section 12, Article III
         Section 6, Article III Section 7, Article III Section 12 and Article IX of these bylaws shall not be amended, repealed, altered or added to by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3 % of the Corporation's voting stock issued and outstanding.





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